Exhibit 99.1

                                 PRESS RELEASE

              GLOBAL NUTECH, INC. SUBSIDIARY SETS CLOSING DATE FOR
                   JOINT VENTURE INVOLVING 25 TEXAS OIL WELLS

Huntington Beach, CA - Marketwire- May 12, 2011 - Global NuTech, Inc. (OTCBB:
BOCL) (www.globalnutechinc.com) announced today that on May 31, 2011 the Company's wholly owned subsidiary, NuTec Energy, Inc., will close the transaction forming a joint venture with Wagley Oil & Gas, Inc. involving 25 oil and gas wells in Texas. The wells include formerly producing, shut-in wells and currently producing wells.

The joint venture will give NuTec Energy a 49% interest in the net income of the 25 wells which will be reworked, and represents a continuation of its aggressive program to invest in existing and marginal production oil wells and to use proprietary fluid technology to rejuvenate the production of these wells.

E. G. Marchi, President of Global NuTech, Inc., stated, "This joint venture represents our focus on the very profitable energy sector. We believe that our investment in the oil and gas industry will yield significant benefits for the Company and its stockholders both now and in the future."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) has exclusive rights to a proprietary, environmentally safe fluid that can be used to enhance production in marginal oil wells. Through our wholly owned subsidiary, NuTec Energy, Inc., we invest in marginal production oil wells, as well as drill shallow wells in known production areas with a low risk of a dry well, using both traditional drilling techniques and through the use of proprietary fluid technology to maximize production.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930